Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cape Bancorp, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-146178) on Form S-1 and (No. 333-168264 and 333-168265) on Form S-8 of Cape Bancorp, Inc. and subsidiaries (the Company) of our reports dated March 11, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of income, change in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of the Company.
Our report dated March 11, 2011 on the consolidated financial statements of the Company refers to the Company’s change in its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments — Debt and Equity Securities), as of April 1, 2009.

Philadelphia, Pennsylvania
March 11, 2011